Exhibit 99.1

Pulmatrix Announces Peer-Reviewed Publication of Clinical Results for its Orally Inhaled DHE for Acute Migraine (PUR3100)

Orally Inhaled PUR3100 is associated with rapid systemic PK within the therapeutic window and a mean time to Cmax matching intravenously (IV) administered DHE.

Self-administered PUR3100 showed improved safety and tolerability relative to IV DHE.

Pulmatrix previously received FDA’s acceptance of an IND application and a “study may proceed” letter for a Phase 2 study, positioning PUR3100 as Phase 2-ready.

Bedford, Mass., May 15, 2024 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious central nervous system and pulmonary diseases using its patented dry powder inhalation iSPERSE™ technology, today announced publication of, “Safety, tolerability, and pharmacokinetics of a single orally inhaled dose of PUR3100, a dry powder formulation of dihydroergotamine versus intravenous dihydroergotamine: A Phase 1 randomized, double-blind study in healthy adults” in the peer-reviewed publication Headache: The Journal of Head and Face Pain.

Ted Raad, Chief Executive Officer of Pulmatrix, commented, “In this trial, PUR3100 demonstrated the potential for rapid pain relief and improved DHE tolerability versus IV DHE. With a Tmax of 5 minutes and a Cmax in the therapeutic window for all doses tested, we believe that PUR3100 has the potential to address an unmet need for acute migraine sufferers and we are pursuing different options to advance PUR3100 into a Phase 2 clinical trial to further investigate its promising profile in treating acute migraine.”

The completed Phase 1 study demonstrated optimal pharmacokinetics and improved tolerability of PUR3100 compared to IV DHE. The Phase 1 trial was a randomized, double-dummy, double-blinded design to assesses the safety, tolerability, and pharmacokinetics (PK) of three dose groups treated with inhaled PUR3100 with intravenous (IV) placebo, compared to a single dose of IV DHE (DHE mesylate injection) with inhaled placebo in healthy volunteers. All doses of PUR3100 were generally well tolerated with a lower incidence of nausea (21% vs. 86%), vomiting (0% vs. 29%), and headache (16% vs. 57%) compared to IV DHE. The PK profile of PUR3100 versus IV DHE was characterized by a similar mean time to Cmax (5 vs. 5.5 min), with reduced AUC0–2h (1120–4320 vs. 6340), and a lower Cmax (3620–14,400 vs. 45,000). All doses of PUR3100 were associated with mean Cmax above the minimum level required to achieve efficacy (1000 pg/mL).

Please use this link to the early view on the journal, Headache: https://doi.org/10.1111/head.14731

Pulmatrix is currently looking at opportunities to finance or partner PUR 3100 to initiate a potential Phase 2 clinical study.

About PUR3100

PUR3100 is an orally inhaled formulation of dihydroergotamine (DHE) engineered with iSPERSE™ for the treatment of acute migraine. The Phase 1 PUR3100 trial results were presented at the 65th Annual Meeting of the American Headache society in June 2023. Over 38 million patients suffer from migraine in the United States and there is currently no orally inhaled DHE treatment option for patients.

About iSPERSE™ Technology

Our innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

About Headache

Headache: The Journal of Head and Face Pain is a peer-reviewed medical journal covering all aspects of head and face pain. It is the official journal of the American Headache Society. It was established in 1961 and is published ten times per year.

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company focused on the development of novel inhaled therapeutic products intended to prevent and treat central nervous system (“CNS”), respiratory and other diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for CNS disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Timothy McCarthy, CFA
917-679-9282
tim@lifesciadvisors.com